Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-212375 and 333-196432 on Form S-8, and Registration Statement Nos. 333-231203 on Form S-3ASR of our reports dated February 20, 2020, relating to (1) the consolidated financial statements of CyrusOne Inc. and (2) the effectiveness of CyrusOne Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CyrusOne Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 20, 2020